                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                      CITICORP
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                                                        CITICORP PROXY STATEMENT


                                                                       Notice of
                                                             1995 Annual Meeting
                                                               of Stockholders &
                                                                 Proxy Statement


                                    [LOGO]

AROUND THE WORLD AROUND THE CLOCK... THE CITI NEVER SLEEPS


SPACE IN OUR AUDITORIUM IS LIMITED.

Registered stockholders may be asked for identification. If you are a beneficial owner of Citicorp stock held by a bank, or investment plan ('in street name'), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

                                                                          [LOGO]
- --------------------------------------------------------------------------------

Citicorp                                          JOHN S. REED
399 Park Avenue                                   Chairman
New York, New York 10043

March 1, 1995

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Citicorp.

It will be held on Tuesday, April 18, 1995, at 9:00 A.M. (New York City time) in the auditorium at Citicorp headquarters at 399 Park Avenue in New York City.

We urge you to attend, if at all possible. We in Citicorp's management consider the Annual Meeting an excellent opportunity for us to discuss your corporation's progress with you in person. If you cannot attend, please be sure to vote your preferences on the enclosed proxy card and return it promptly.

Whether in person or by proxy, it is important that your shares be voted. The participation of the owners of the business in its affairs is an essential ingredient of Citicorp's vitality.

Sincerely,


/s/ John S. Reed

                                                                          [LOGO]
- --------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:    Tuesday, April 18, 1995
Time:    9:00 A.M. (New York City time)

Place:   399 Park Avenue
         New York, New York 10043
         (53rd Street and Park Avenue)

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

  TO ELECT SEVENTEEN DIRECTORS TO HOLD OFFICE UNTIL THE 1996 ANNUAL MEETING AND UNTIL THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS;

  TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS;

  TO ACT UPON CERTAIN STOCKHOLDER PROPOSALS; AND

  TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

It is important that your shares be voted. Please complete the proxy card and return it promptly in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Voting is by secret ballot. Stockholders of record at the close of business (5:00 P.M., New York City time) on February 17, 1995 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Assistant Secretary of Citicorp at 399 Park Avenue, New York, New York 10043, and will also be available for inspection at the meeting itself.

By order of the Board of Directors,

/s/ Charles E. Long
Charles E. Long
Executive Vice President and Secretary

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citicorp (the 'Board'). These proxies will be voted at the Annual Meeting of Stockholders of Citicorp on Tuesday, April 18, 1995. Holders of common stock of record at the close of business (5:00 P.M., New York City time) on February 17, 1995 are entitled to one vote for each share held. On that date there were 396,573,450 shares of Citicorp common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on March 1, 1995.

I. ELECTION OF DIRECTORS

     Seventeen nominees have been proposed by the Committee on Directors and approved by the Board for election as directors of Citicorp. The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of common stock entitled to vote thereon is required for the election of each nominee as a director of Citicorp.

     The following information with respect to each nominee is set forth below: name, age, the number of shares of Citicorp common stock beneficially owned by the nominee as of January 31, 1995, the year in which the nominee became a director of Citicorp, principal occupation, business experience, the standing committees of the Board of which the nominee is a member, the names of other companies of which the nominee is a director and certain other activities of the nominees.


[PHOTO]                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
D. WAYNE CALLOWAY                  PEPSICO, INC.
59                                   Joined PepsiCo, Inc. -- 1967
3,580 shares                         President and Chief Operating Officer, Frito-Lay, Inc. -- 1976
1988                                 Chairman of the Board and Chief Executive Officer,
                                     Frito-Lay, Inc. -- 1978
                                     Director of PepsiCo, Inc. -- 1983
                                     Executive Vice President and Chief Financial Officer, PepsiCo, Inc. -- 1983
                                     President and Chief Operating Officer -- 1985
                                     Chairman and Chief Executive Officer -- 1986
                                     Committees: Audit (Chairman) and Subsidiaries and Capital
                                     Other Directorships: Citibank, N.A., Exxon Corporation and General Electric
                                     Company
                                     Other Activities: The Business Council, The Business Council of New York
                                     State, The Business Roundtable and Grocery Manufacturers of America

[PHOTO]                            FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER
COLBY H. CHANDLER                  EASTMAN KODAK COMPANY
69                                   Joined Eastman Kodak Company -- 1950
17,580 shares                        Director -- 1974 to 1993
1984                                 President -- 1977 to 1983
                                     Chairman and Chief Executive Officer -- 1983 to 1990
                                     Committees: Directors, Subsidiaries and Capital and Citibank, N.A.
                                     Consulting
                                     Other Directorships: Digital Equipment Corporation, Ford Motor Company and
                                     J.C. Penney Company, Inc.

[PHOTO]                            VICE CHAIRMAN
PEI-YUAN CHIA                      CITICORP AND CITIBANK, N.A.
56                                   Joined Citibank, N.A. -- 1974
515,707 shares(1)                    Group Executive, U.S. Card Products Group -- 1985
1993                                 Group Executive, Consumer Services Group International -- 1987 to 1990
                                     Sector Executive, Global Consumer -- 1990
                                     Senior Executive Vice President -- 1992
                                     Vice Chairman -- 1994
                                     Committees: Executive (ex-officio)
                                     Other Directorships: Citibank, N.A.
                                   (1) Includes 403,501 shares which Mr. Chia has the right to acquire within 60 days pursuant to employee benefit plans.

[PHOTO]                            VICE CHAIRMAN
PAUL J. COLLINS                    CITICORP AND CITIBANK, N.A.
58                                   Joined Citibank, N.A. -- 1961
791,109 shares(2)                    Head, Investment Bank -- 1982
1985                                 Senior Corporate Officer for North America/Chief Planning Officer -- 1985
                                     Vice Chairman, Senior Corporate Officer for Europe and the Middle
                                     East -- 1988
                                     Vice Chairman, Finance -- 1991
                                     Committees: Executive (ex-officio) and Subsidiaries and Capital (Chairman)
                                     Other Directorships: Citibank, N.A. and Kimberly-Clark Corporation
                                   (2) Includes 606,527 shares which Mr. Collins has the right to acquire within
                                       60 days pursuant to employee benefit plans.

[PHOTO]                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
KENNETH T. DERR                    CHEVRON CORPORATION
58                                   Joined Chevron Corporation -- 1960
7,850 shares                         Assistant to the President -- 1969
1987                                 Vice President -- 1972
                                     President and Chief Executive Officer of Chevron, USA Inc. -- 1979 to 1984
                                     Director, Chevron Corporation -- 1981
                                     Vice Chairman -- 1985 to 1988
                                     Chairman and Chief Executive Officer -- 1989
                                     Committees: Audit, Personnel and Citibank, N.A. Consulting
                                     Other Directorships: Potlatch Corporation
                                     Other Activities: American Petroleum Institute (Chairman), The Business
                                     Council, The Business Roundtable, The California Business Roundtable and
                                     President's Council on Sustainable Development

[PHOTO]                            DIRECTOR AND SENIOR COUNSELOR
H.J. HAYNES                        BECHTEL GROUP, INC.
69                                   Chairman of the Board and Chief Executive Officer of the Standard Oil
21,580 shares                        Company of California -- 1974 to 1981
1972(3)                              Joined Bechtel Group, Inc. -- 1981
                                     Committees: Audit, Directors, Executive, Personnel and Subsidiaries and
                                     Capital
                                     Other Directorships: Citibank, N.A., The Boeing Company, Fremont Group,
                                     Inc., Hewlett-Packard Company, PACCAR Inc. and Saudi Arabian Oil Company
                                     Other Activities: The Business Council
                                   (3) Mr. Haynes served as a director from 1972 until 1982 and was reelected in
                                       1984.

[PHOTO]                            CHAIRMAN
JOHN S. REED                       CITICORP AND CITIBANK, N.A.
56                                   Joined Citibank, N.A. -- 1965
1,388,647 shares(4)                  Head, Individual Bank -- 1975 to 1985
1982                                 Vice Chairman -- 1982
                                     Chairman and Chief Executive Officer -- 1984
                                     Committees: Directors (Chairman) and Executive (ex-officio)
                                     Other Directorships: Citibank, N.A., Monsanto Company and Philip Morris
                                     Companies Inc.
                                     Other Activities: The Business Council and The Business Roundtable
                                   (4) Includes 1,070,407 shares which Mr. Reed has the right to acquire within
                                       60 days pursuant to employee benefit plans.

[PHOTO]                            VICE CHAIRMAN
WILLIAM R. RHODES                  CITICORP AND CITIBANK, N.A.
59                                   Joined Citibank, N.A. -- 1957
540,421 shares(5)                    Senior Corporate Officer responsible for the Caribbean, Central and South
1991                                 America and Sub-Sahara Africa -- 1969
                                     Chairman, Citicorp and Citibank, N.A. Restructuring Committee -- 1984
                                     Group Executive -- 1986
                                     Senior Executive, International -- 1990
                                     Vice Chairman -- 1991
                                     Committees: Executive (ex-officio)
                                     Other Directorships: Citibank, N.A. and Private Export Funding Corporation
                                     (PEFCO)
                                     Other Activities: Council of the Americas, Council on Foreign Relations,
                                     The Institute for International Finance, New York Hospital and The
                                     Metropolitan Museum of Art
                                   (5) Includes 455,315 shares which Mr. Rhodes has the right to acquire within
                                       60 days pursuant to employee benefit plans.

[PHOTO]                            CO-CHAIR
ROZANNE L. RIDGWAY                 THE ATLANTIC COUNCIL OF THE UNITED STATES
59                                   U.S. Department of State: Ambassador to Finland -- 1977 to 1980;
1,693 shares                         Counselor -- 1980 to 1981; Special Assistant to Secretary:
1990                                 Negotiations -- 1981 to 1982; Ambassador to German Democratic
                                     Republic -- 1982 to 1985; Assistant Secretary of State -- 1985 to 1989
                                     President, The Atlantic Council of the United States -- 1989 to 1992
                                     Co-Chair -- 1993
                                     Committees: Audit, Public Issues and Subsidiaries and Capital
                                     Other Directorships: Citibank, N.A., Bell Atlantic Corporation, The Boeing
                                     Company, Emerson Electric Company, Minnesota Mining and Manufacturing
                                     Company, RJR Nabisco, Inc., Sara Lee Corp. and Union Carbide Corporation
                                     Other Activities: The Brookings Institution (Trustee), The CNA Corporation
                                     (Trustee), National Geographic Society (Trustee) and The New Perspective
                                     Fund (Member, International Advisory Board)

[PHOTO]                            VICE CHAIRMAN
H. ONNO RUDING                     CITICORP AND CITIBANK, N.A.
55                                   Executive Director of the International Monetary Fund -- 1977 to 1981
396,983 shares(6)                    Member of the Board of Managing Directors of Amsterdam-Rotterdam
1990                                 Bank -- 1981 to 1982
                                     Minister of Finance of the Kingdom of the Netherlands -- 1982 to 1989
                                     Chairman of the Netherlands Christian Federation of Employers -- 1990 to
                                     1992
                                     Joined Citibank, N.A. management -- 1992
                                     Vice Chairman -- 1992
                                     Committees: Executive (ex-officio) and Citibank, N.A. Consulting
                                     Other Directorships: Amsterdamsch Trustees Kantoor B.V. (Supervisory
                                     Director), Pechiney Nederland, N.V. (Supervisory Director) and Unilever
                                     N.V. and Unilever PLC (Advisory Director)
                                   (6) Includes 385,289 shares which Mr. Ruding has the right to acquire within
                                       60 days pursuant to employee benefit plans.

[PHOTO]                            PRESIDENT AND CHIEF OPERATING OFFICER
ROBERT B. SHAPIRO                  MONSANTO COMPANY
56                                   Joined G.D. Searle & Co. (subsequently acquired by Monsanto
1,000 shares                         Company) -- 1979
1994                                 Vice President & General Counsel, G.D. Searle & Co. -- 1979 to 1982
                                     President, The NutraSweet Group (a division of G.D. Searle & Co.) -- 1982 to 1985
                                     Chairman & Chief Executive Officer, The NutraSweet Company (a subsidiary of
                                     Monsanto Company) -- 1985 to 1990
                                     Director, Monsanto Company -- 1993
                                     Executive Vice President & Advisory Director, Monsanto Company -- 1990 to
                                     1993
                                     President, The Agricultural Group (a division of Monsanto) -- 1990 to 1993
                                     President and Chief Operating Officer, Monsanto Company -- 1993
                                     Other Directorships: Liposome Technology, Inc.

[PHOTO]                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
FRANK A. SHRONTZ                   THE BOEING COMPANY
63                                   Joined The Boeing Company -- 1958
9,154 shares                         Assistant Secretary of the U.S. Air Force -- 1973 to 1976
1986                                 Assistant Secretary of Defense -- 1976 to 1977
                                     Rejoined The Boeing Company -- 1977
                                     President and Director -- 1985
                                     Chief Executive Officer -- 1986
                                     Chairman -- 1988
                                     Committees: Directors, Executive, Personnel (Chairman) and Public Issues
                                     Other Directorships: Citibank, N.A., Boise Cascade Corporation and
                                     Minnesota Mining and Manufacturing Company
                                     Other Activities: The Business Council and The Business Roundtable

[PHOTO]                            VICE CHAIRMAN, BRAZILIAN INSTITUTE OF ECONOMICS
MARIO H. SIMONSEN                  THE GETULIO VARGAS FOUNDATION
60                                   Director, Post Graduate School of Economics, The Getulio Vargas
13,330 shares                        Foundation -- 1965 to 1974
1979                                 President, Fundacao Movimento Brasileiro de Alfabetizacao -- 1970 to 1974
                                     Finance Minister of Brazil -- 1974 to 1978
                                     Minister of Planning of Brazil -- 1979
                                     Vice Chairman, Brazilian Institute of Economics -- 1979
                                     Committees: Audit, Subsidiaries and Capital and Citibank, N.A. Consulting

[PHOTO]                            FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ROGER B. SMITH                     GENERAL MOTORS CORPORATION
69                                   Joined General Motors Corporation -- 1949
2,580 shares                         Director -- 1974 to 1993
1987                                 Chairman and Chief Executive Officer -- 1981 to 1990
                                     Committees: Audit, Executive, Public Issues and Citibank, N.A. Consulting
                                     Other Directorships: International Paper Company, Johnson & Johnson and
                                     PepsiCo, Inc.
                                     Other Activities: The Business Council

[PHOTO]                            VICE CHAIRMAN
CHRISTOPHER J. STEFFEN             CITICORP AND CITIBANK, N.A.
53                                   Vice President, Finance, Hyatt Corporation -- 1981
257,469 shares(7)                    Vice President and Controller, Chrysler Corporation -- 1981 to 1989
1993                                 Executive Vice President, Chief Financial Officer and Director, Honeywell
                                     Inc. -- 1989 to 1993
                                     Senior Vice President and Chief Financial Officer, Eastman Kodak
                                     Company -- 1993
                                     Joined Citibank, N.A. -- 1993
                                     Senior Executive Vice President -- 1993
                                     Vice Chairman -- 1995
                                     Other Directorships: Citibank, N.A.
                                   (7) Includes 239,383 shares which Mr. Steffen has the right to acquire within
                                       60 days pursuant to employee benefit plans.

[PHOTO]                            PRESIDENT
FRANKLIN A. THOMAS                 THE FORD FOUNDATION
60                                   President, Bedford-Stuyvesant Restoration Corporation -- 1967 to 1977
13,915 shares                        Private practice of law -- 1978 to 1979
1970                                 President, The Ford Foundation -- 1979
                                     Committees: Executive, Personnel, Public Issues (Chairman) and Subsidiaries
                                     and Capital
                                     Other Directorships: Citibank, N.A., Alcoa, AT&T Corp., CBS Inc., Cummins
                                     Engine Company, Inc. and PepsiCo, Inc.

[PHOTO]                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
EDGAR S. WOOLARD, JR.              E.I. DU PONT DE NEMOURS & COMPANY
60                                   Joined E.I. du Pont de Nemours & Company -- 1957
25,876 shares                        Executive Vice President and Director -- 1983
1987                                 Vice Chairman -- 1985
                                     President and Chief Operating Officer -- 1987
                                     Chairman and Chief Executive Officer -- 1989
                                     Committees: Personnel and Citibank, N.A. Consulting
                                     Other Directorships: International Business Machines Corporation and The
                                     Seagram Company Ltd.
                                     Other Activities: The Business Council and The Business Roundtable

SHARE OWNERSHIP OF MANAGEMENT

     Shares owned by Messrs. Chia, Collins, Reed, Rhodes, Ruding and Steffen, including those acquired through the staff compensation plans of Citicorp and Citibank, N.A. are described separately in this Proxy Statement.

     As of January 31, 1995, the current directors and executive officers of Citicorp as a group beneficially owned 10,029,874 shares of Citicorp common stock (including 7,744,027 shares which the directors and executive officers have the right to acquire within 60 days pursuant to employee benefit plans), representing approximately 2.49% of Citicorp's outstanding shares. No single executive officer or director beneficially owned at that date more than 0.35% of Citicorp's outstanding stock, and all directors as a group beneficially owned at that date less than 1.01% of Citicorp's outstanding stock.

     Based on its review of the reports furnished to Citicorp for 1994 pursuant to Section 16 of the Securities and Exchange Act of 1934 (the 'Exchange Act'), Citicorp believes all of the reports required to be filed under Section 16 were filed on a timely basis except that the reports on Form 5 for Messrs. Calloway, Chandler, Derr, Haynes, Shrontz, Simonsen, Smith, Thomas and Woolard and Ambassador Ridgway were filed approximately five weeks late due to a delay in the calculation of the number of shares of Citicorp common stock held by such directors under the Directors Deferred Compensation Plan.
- --------------------------------------------------------------------------------

CERTAIN OTHER SHARE OWNERS

     Wellington Management Company ('Wellington'), 75 State Street, Boston, Massachusetts 02109 is the only person known by Citicorp to own beneficially more than 5% of any class of Citicorp's voting securities. Wellington's Schedule 13G under the Exchange Act dated February 3, 1995 as filed with the Securities and Exchange Commission (the 'SEC') indicates that, as of December 31, 1994, Wellington, in its capacity as investment adviser, may be deemed the beneficial owner of 20,484,852 shares of Citicorp common stock representing approximately 5.2% of Citicorp's outstanding common stock. Wellington holds shared dispositive power with respect to all of such shares, shared voting power with respect to 996,460 of such shares and no voting power with respect to the balance of such shares.

     According to his Schedule 13D under the Exchange Act as filed with the SEC, as amended through June 18, 1993, His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud, P.O. Box 8653, Riyadh, 11492, Saudi Arabia, owns 4,239,149 shares of common stock and 5,900 shares of Citicorp's non-voting
Convertible Preferred Stock, Series 12, which are convertible into 36,875,000 shares of Citicorp common stock. Those shares of common stock, together with the shares that could be acquired upon conversion of the Convertible Preferred Stock owned by Prince Alwaleed, would represent approximately 9.51% of Citicorp's common stock outstanding if conversion had occurred as of January 31, 1995.
- --------------------------------------------------------------------------------

BOARD MEETINGS

     There were 11 meetings of the Board during 1994. All directors attended 75% or more of the total Board and committee meetings held.

SIZE OF THE BOARD

     In October 1994, the Board fixed the number of directors at seventeen. Directors standing for election will hold office until the next annual meeting and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Committee on Directors may recommend a successor to fill the unexpired portion, subject to subsequent appointment by the Board.
- --------------------------------------------------------------------------------

BOARD COMMITTEES

     Audit Committee. The Audit Committee supervises independent audits of Citicorp and oversees the establishment of appropriate accounting policies for Citicorp and Citibank, N.A. Members are Mr. Calloway (Chairman), Mr. Derr, Mr. Haynes, Ambassador Ridgway, Dr. Simonsen and Mr. Smith. The Audit Committee met six times during 1994.

     The Audit Committee's principal functions include reviews of the audit plans, scope of audit and audit findings of both the independent auditors and the corporation's internal corporate audit group; significant tax and legal matters; credit portfolios; and internal control. It is the responsibility of this committee to recommend to the Board the annual appointment of the independent auditors, to review the findings of internal and independent auditors, financial controllers and external regulatory agencies and to oversee the accounting policies used in preparing the financial statements of Citicorp and Citibank, N.A.

     Committee on Directors. The Committee on Directors recommends qualified candidates for membership on the Boards of Directors of Citicorp and Citibank, N.A. Members are Mr. Reed (Chairman), Mr. Chandler, Mr. Haynes and Mr. Shrontz. The Committee on Directors met twice during 1994.

     The  Committee   on  Directors   actively  solicits   recommendations   for
prospective directors from their current members and stockholders and, consistent with the needs of the corporation and representation of its various services and customers, recommends the approval of a candidate. The nominees are then presented to the Board, which proposes the slate of directors to be submitted to the stockholders at the Annual Meeting. In addition, the committee is charged with keeping current and recommending changes in directors' compensation.

     Personnel Committee. The Personnel Committee oversees employee policies and programs of Citicorp and Citibank, N.A. Members are Mr. Shrontz (Chairman), Mr. Derr, Mr. Haynes, Mr. Thomas and Mr. Woolard. The Personnel Committee met seven times during 1994.

     The Personnel Committee reviews and approves compensation policy and other personnel-related programs to maintain an environment at Citicorp and Citibank, N.A. that attracts and retains people of high capability, commitment and integrity. In addition, the committee oversees succession planning.

     Other Committees. In addition to the committees described above, the Board also has a Committee on Subsidiaries and Capital, an Executive Committee and a Public Issues Committee. Their functions and members are described in Citicorp's 1994 Annual Report.

BOARD COMPENSATION

     Directors of Citicorp who are not officers of Citicorp or Citibank, N.A. received an annual retainer of $40,000 for their services in 1994. In addition, outside directors received a fee of $950 for each Board, committee or other meeting attended. Those directors who reside abroad received an additional $3,500 for each Board meeting attended. In lieu of the committee meeting fees, the Chairmen of the Audit Committee and the Personnel Committee each received a stipend of $20,000, the Chairman of the Public Issues Committee received a stipend of $10,000, the Chairman of the Capital Subcommittee of the Committee on Subsidiaries and Capital received a stipend of $5,000 and the Chairman of a special committee appointed by the Board received a stipend of $13,333.

     Outside directors of Citicorp who served on the Citibank, N.A. Board of Directors received an annual retainer of $10,000 for those services in 1994. Citicorp directors who did not serve on the Citibank, N.A. Board of Directors served on the Consulting Committee to the Citibank, N.A. Board of Directors; and of these, the outside directors on the Consulting Committee received an annual retainer of $10,000 for those services in 1994. In addition, each outside director and each outside member of the Consulting Committee received a fee of $950 for each meeting of the Citibank, N.A. Board of Directors attended. Outside members of the Audit Committee of the Citibank, N.A. Board of Directors received a fee of $950 for each meeting of that committee attended. In lieu of committee meeting fees, the Chairman of the Audit Committee of the Citibank, N.A. Board of Directors received a stipend of $10,000. Those directors who are officers of Citicorp or Citibank, N.A. received no additional compensation for their services on the Board or the Citibank, N.A. Board of Directors or any committee thereof.

     Under Citicorp's Directors' Deferred Compensation Plan, outside directors may elect to defer all or part of their retainers and/or fees. Amounts deferred are credited to investment accounts whose returns correspond to the funds established under the Citibank, N.A. Savings Incentive Plan (the 'Savings Incentive Plan'), a plan available to all regular United States employees of Citibank, N.A. and certain affiliates (including directors who are also employees). The amounts credited are expressed in units in those investment accounts, which have the same value as the corresponding units in a fund under the Savings Incentive Plan on the date of such crediting and thereafter will have the value set on the immediately preceding valuation date for the corresponding fund. Payments of deferred compensation credited to the investment account mirroring Fund B established under the Savings Incentive Plan will be in shares of Citicorp common stock. Payments of deferred compensation credited to investment accounts which mirror funds other than Fund B will be in cash.

EXECUTIVE OFFICERS

     The following information with respect to each executive officer of Citicorp who is not a nominee for election as a director is set forth below: name, age and the position held with Citicorp and the date from which such position has been continuously held.

NAME                                 AGE   POSITION AND OFFICE HELD AND DATE FROM WHICH HELD
- ----------------------------------   ---   ------------------------------------------------------------------------
Roberta J. Arena..................   46    Executive Vice President, Bankcards Europe and North America -- 1994
Shaukat Aziz......................   45    Executive Vice President, Asia/Pacific Global Finance -- 1993
James L. Bailey...................   49    Executive Vice President, Global Transaction Services -- 1994
David J. Browning.................   45    Executive Vice President, Investment Products and Distribution -- 1995
Ernst W. Brutsche.................   57    Executive Vice President, European Global Finance -- 1992
Colin Crook.......................   52    Senior Technology Officer -- 1990
Alvaro A.C. de Souza..............   46    Executive Vice President, Cross Border Finance -- 1995
David E. Gibson...................   55    Executive Vice President, Central and Eastern Europe/Middle East/Africa
                                           Global Finance -- 1993
Dennis O. Green...................   54    Chief Auditor -- 1990
Guenther E. Greiner...............   56    Executive Vice President, World Corporation Group -- 1992
Thomas E. Jones...................   56    Executive Vice President and a Principal Financial Officer -- 1990
Charles E. Long...................   55    Executive Vice President and Secretary -- 1987
Alan S. MacDonald.................   52    Executive Vice President, North America Global Finance -- 1992
Dionisio R. Martin................   51    Executive Vice President, Latin America Global Finance -- 1993
Robert H. Martinsen...............   60    Chairman Credit Policy Committee -- 1990
Robert A. McCormack...............   51    Executive Vice President, Real Estate -- 1992
Victor J. Menezes.................   45    Executive Vice President, North America and European Consumer
                                           Bank -- 1994
Lawrence R. Phillips..............   55    Senior Human Resources Officer -- 1993
John J. Roche.....................   59    Executive Vice President, Legal Affairs -- 1989
Hubertus M. Rukavina..............   45    Executive Vice President, Private Bank -- 1993
Gurvirendra Talwar................   46    Executive Vice President, Asia/Pacific Consumer Bank -- 1992
David S. Van Pelt.................   53    Executive Vice President, Financial Institutions -- 1994
Alan J. Weber.....................   46    Executive Vice President, Latin America Consumer Bank -- 1995
Masamoto Yashiro..................   66    Executive Vice President, Japan Consumer Bank and Global Finance -- 1992

     The group of all executive officers consists of 30 individuals, including Messrs. Reed, Chia, Collins, Rhodes, Ruding and Steffen (who are all directors of Citicorp) and the 24 officers named above. Officers serve at the pleasure of the Board.

     Each executive officer who is not a director of Citicorp has been employed in such position or in other executive or management positions with Citicorp and Citibank, N.A. for more than the last five years, except for Mr. Phillips, who joined Citicorp in 1993 and, prior to that time, had been director of human resources for the GE Aerospace division of General Electric Company.

     Mr. Ruding has entered into an agreement which provides for his employment as Vice Chairman of Citicorp and Citibank, N.A. through March 1, 1997. If Mr. Ruding's employment is terminated other than for cause or he resigns for good reason, he will receive payments consisting of his salary for the remainder of the agreement's term, a pro rata bonus, if authorized by the Personnel Committee, and any deferred bonus awards.
- --------------------------------------------------------------------------------

DIRECTOR AND OFFICER TRANSACTIONS

     Certain transactions involving loans, deposits and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions occurred during 1994 between Citicorp and Citibank, N.A. on the one hand and certain directors or executive officers of Citicorp and Citibank, N.A., members of their immediate families or associates of the directors, the executive officers or their family members on the other. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.
- --------------------------------------------------------------------------------

COMPENSATION

     The tables on pages 19 through 21 set forth a profile of Citicorp's executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted with respect to 1994 and aggregate option exercises in 1994 for the Chairman and each of the five other most highly compensated executive officers (the 'Named Executives'). These tables are specified by current SEC requirements. There is also included a table, Management Compensation Profile for 1994, on page 18, which is consistent with the other tables. It has been previously used by Citicorp and is provided to insure continuity.

                    MANAGEMENT COMPENSATION PROFILE FOR 1994

                                                                               RESTRICTED STOCK GRANTED SINCE      STOCK OPTIONS
CITICORP STOCK                    SALARY AND                                     PROGRAM INCEPTION (1986)           SINCE 1985
 BENEFICIALLY                      SAVINGS               RESTRICTED            ------------------------------    -------------------
 OWNED AS OF                      INCENTIVE     ANNUAL     STOCK      STOCK                                               AVG. GRANT
 JANUARY 31,                         PLAN     INCENTIVE    SHARES    OPTIONS                           1994      OPTIONS  PRICE PER
   1995(1)     NAME AND POSITION  BENEFITS(2) AWARDS(3)   GRANTED   GRANTED(4)  SHARES     VALUE(5)  DIVIDENDS   GRANTED    SHARE

       318,240 J.S. Reed,         $1,351,500  $3,000,000   - 0 -      250,000    235,000  $9,576,250 $  94,500  1,620,407 $   28.72
               Chairman
       112,206 P.Y. Chia,           795,000      665,000   - 0 -      100,000     99,700   4,062,775    28,725    551,618     32.31
               Vice Chairman
       184,582 P.J. Collins,        795,000      475,000   - 0 -      100,000    107,700   4,388,775    45,000    893,027     28.08
               Vice Chairman
        85,106 W.R. Rhodes,         742,000      950,000   - 0 -      100,000     55,700   2,269,775    22,050    714,932     28.48
               Vice Chairman
        11,694 H.O. Ruding,         795,000      665,000   - 0 -      100,000    - 0 -      - 0 -      - 0 -      545,000     31.13
               Vice Chairman
        18,086 C.J. Steffen,        724,500      950,000   - 0 -      100,000     20,000     815,000     7,500    425,000     35.40
               Vice Chairman

(1) Does not include shares which individuals have the right to acquire pursuant to employee benefit plans.

(2) Total 1994 compensation includes salary and cash compensation earned in accordance with the Savings Incentive Plan, a portion of which is deferred and the balance of which is paid in cash. Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits, however, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(3) Cash incentive awards were distributed in January 1995 based on 1994 performance.

(4) Options granted in January 1995 under the 1988 Stock Incentive Plan have an exercise price of $41.25 per share, a term of 10 years and vest with respect to 50% of such options on the third anniversary of the grant date and the balance on the fourth anniversary of the grant date.

(5) Total shares of restricted stock granted multiplied by the closing price on the New York Stock Exchange composite tape on January 31, 1995 ($40.75).

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                             -------------------                          AWARDS
                                                                   OTHER         -----------------------
                                                                   ANNUAL        RESTRICTED      SHARES      ALL OTHER
       NAME AND                                                  COMPENSA-         STOCK       UNDERLYING    COMPENSA-
  PRINCIPAL POSITION     YEAR        SALARY          BONUS        TION(1)        AWARDS(2)     OPTIONS(3)     TION(4)
J.S. Reed,               1994      $1,275,000      $3,000,000      - 0 -           - 0 -         250,000      $76,500
  Chairman (Chief        1993       1,150,000       3,000,000      - 0 -         $2,062,500      450,000       69,000
  Executive Officer)     1992       1,150,000       1,035,000      - 0 -           - 0 -         250,000       69,000

P.Y. Chia,               1994         750,000         665,000      - 0 -           - 0 -         100,000       45,000
  Vice Chairman          1993         750,000         612,500      - 0 -           - 0 -         250,000       45,000
                         1992         675,000        - 0 -         - 0 -           - 0 -          95,000       40,500

P.J. Collins,            1994         750,000         475,000      - 0 -           - 0 -         100,000       45,000
  Vice Chairman          1993         750,000         437,500      - 0 -           - 0 -         300,000       45,000
                         1992         750,000         225,000      - 0 -           - 0 -         135,000       45,000

W.R. Rhodes,             1994         700,000         950,000      - 0 -           - 0 -         100,000       42,000
  Vice Chairman          1993         700,000         875,000      - 0 -           - 0 -         270,000       42,000
                         1992         633,333         810,000      - 0 -           - 0 -          75,000       38,000

H.O. Ruding,             1994         750,000         665,000      - 0 -           - 0 -         100,000       45,000
  Vice Chairman          1993         750,000         612,500      - 0 -           - 0 -         250,000       37,500
                         1992(5)      646,750(6)      225,000    $1,000,000(7)     - 0 -         195,000       - 0 -

C.J. Steffen,            1994         700,000         950,000      - 0 -           - 0 -         100,000       24,500
  Vice Chairman          1993(8)      437,500         875,000      - 0 -            552,500      325,000      - 0 -

(1) Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2) The value for each restricted stock grant reflected in this column is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange composite tape on the grant date. The number of shares and value of aggregate restricted stock holdings of each of the Named Executives on December 31, 1994 were 210,000 and $8,688,750 (Mr. Reed), 55,500 and $2,296,313 (Mr. Chia), 100,000 and $4,137,500 (Mr. Collins),
    49,000  and $2,027,375 (Mr.  Rhodes) and 15,000  and $620,625 (Mr. Steffen).
    For purposes of the year-end calculation, the value of the restricted stock is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange composite tape on December 30, 1994 ($41.375). Mr. Steffen received an award of 20,000 shares of restricted stock in 1993 at the commencement of his employment by Citicorp. 25% of the shares granted will vest on each of the first, second, third and fourth anniversaries of the grant date. In January 1994, Mr. Reed received an award of 50,000 shares of restricted stock based on 1993 performance and as a long-term incentive; such shares will vest on the fifth anniversary of the grant date. To the extent dividends are declared on Citicorp's common stock, dividends will be paid on these restricted stock holdings.

(3) The options for 1994 were granted in January 1995. Mr. Steffen received a grant of options covering 75,000 shares in June 1993 at the commencement of his employment by Citicorp. Each of the Named Executives received a grant of options covering 150,000 shares in July 1993. The remaining options for 1993 were granted to the Named Executives in January 1994. Options for 1992 were granted in January 1993, except that Mr. Ruding received a grant of options covering 100,000 shares in March 1992 in connection with his employment agreement with Citicorp.

(4) Cash compensation earned in accordance with the Savings Incentive Plan. Amounts in excess of contribution limits established by the Internal Revenue Code are paid in cash to the Named Executive.

(5) Mr. Ruding's employment as an officer of Citicorp commenced in March 1992.

(6) Salary shown for Mr. Ruding includes $21,750 earned as a director of Citicorp prior to March 1, 1992.

(7) The amount shown is a one-time payment for housing pursuant to Mr. Ruding's employment agreement with Citicorp.

(8) Mr. Steffen's employment as an officer of Citicorp commenced in June 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF
                                     INDIVIDUAL                                             STOCK APPRECIATION FOR OPTION
                                       GRANTS                                                          TERM(2)
- --------------------------------------------------------------------------------------   ------------------------------------------
                                       PERCENT
                    NUMBER OF         OF TOTAL
                      SHARES           OPTIONS
                    UNDERLYING       GRANTED TO         EXERCISE
                     OPTIONS        EMPLOYEES IN          PRICE
      NAME          GRANTED(1)       FISCAL YEAR       (PER SHARE)    EXPIRATION DATE           5%                 10%
J.S. Reed             250,000            3.18%           $ 41.25      January 17, 2005    $     6,485,531    $    16,435,031
P.Y. Chia             100,000            1.27              41.25      January 17, 2005          2,594,213          6,574,013
P.J. Collins          100,000            1.27              41.25      January 17, 2005          2,594,213          6,574,013
W.R. Rhodes           100,000            1.27              41.25      January 17, 2005          2,594,213          6,574,013
H.O. Ruding           100,000            1.27              41.25      January 17, 2005          2,594,213          6,574,013
C.J. Steffen          100,000            1.27              41.25      January 17, 2005          2,594,213          6,574,013
All
  Stockholders(3)      N/A            N/A                 N/A               N/A           $10,280,295,063    $26,051,369,442

(1) Options granted to the Named Executives in January 1995 (based on individual and corporate performance during 1994) have a term of ten years and vest on the third anniversary of the date of grant to the extent of 50% of such options and on the fourth anniversary of the grant date to the extent of the balance. Options granted in January 1994 based on corporate and individual performance in 1993 are not reflected in this table; those option grants were described in Citicorp's 1994 Proxy Statement.

(2) Amounts for the Named Executives shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The terms of such options are described below. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Citicorp.

(3) The potential realizable gain to all stockholders (based on 395,080,849 shares outstanding at December 31, 1994, with a market price per share of $41.375) at 5% and 10% assumed annual rates over a term of ten years, commencing on January 1, 1995, is provided as a comparison to the potential gain realizable by the Named Executives at the same assumed annual rates of stock appreciation.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                                     NUMBER OF SHARES
                                                                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                   SHARES                                OPTIONS                  IN-THE-MONEY OPTIONS AT
                                  ACQUIRED                        AT FISCAL YEAR-END(4)               FISCAL YEAR-END(4)
                                     ON           VALUE       -------------------------------   -------------------------------
NAME                             EXERCISE(1)    REALIZED(2)   EXERCISABLE    UNEXERCISABLE(3)   EXERCISABLE    UNEXERCISABLE(3)
J.S. Reed                           36,000      $  825,012      495,407         1,125,000       $ 7,996,898      $11,971,875
P.Y. Chia                            9,000         211,269      154,118           397,500         2,552,484        2,344,063
P.J. Collins                        44,000       1,052,913      226,527           642,500         3,730,415        7,469,688
W.R. Rhodes                         24,000         524,277      118,432           582,500         1,895,514        6,929,688
H.O. Ruding                         11,594         271,010      135,906           397,500         2,958,107        2,344,063
C.J. Steffen                        -0-            -0-           37,500           387,500           510,938        2,029,688

(1) Includes all exercises during calendar year 1994.

(2) The value realized equals the market value of the common stock acquired on the date of exercise minus the exercise price.

(3) Includes options granted in January 1995 based on individual and corporate performance during 1994.

(4) Options were granted in tandem prior to 1988; such options are exercisable for either book value or market value shares (but only one of those alternatives), at the choice of the optionee. The number of shares reflected in the table is the market or book value (using whichever value would produce the greatest number of shares) of common stock on December 31, 1994. The value of those options reflected in the table is the market or book value (using whichever value would produce the greater profit) of common stock on December 31, 1994 minus the related market or book value exercise price. The market value of common stock on the New York Stock Exchange composite tape as of December 31, 1994 was $41.375 per share and the book value of common stock on such date was $34.376 per share. All options exercised in 1994 and all options granted in January 1995 were market value options.

     Citicorp also provides compensation in the form of a benefit under the Retirement Plan. The following table sets forth the estimated annual retirement benefits as of December 31, 1994, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits which would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                             PENSION PLAN TABLE(1)

                                                           YEARS OF SERVICE
                                  ------------------------------------------------------------------
         REMUNERATION                 15            20            25            30            35
$  200,000.....................   $   60,000    $   80,000    $  100,000    $  120,000    $  127,500
   800,000.....................      240,000       320,000       400,000       480,000       510,000
 1,000,000.....................      300,000       400,000       500,000       600,000       637,500
 2,000,000.....................      600,000       800,000     1,000,000     1,200,000     1,275,000
 3,000,000.....................      900,000     1,200,000     1,500,000     1,800,000     1,912,500
 6,000,000.....................    1,800,000     2,400,000     3,000,000     3,600,000     3,825,000

(1) This table reflects a straight-life annuity benefit.

     The years of credited service under the Retirement Plan as of December  31,
1994   for  Messrs.  Reed,  Chia,  Collins,  Rhodes,  Ruding  and  Steffen  were approximately 29, 21, 33, 35, 13 and 12, respectively. Covered compensation under the Retirement Plan and supplemen-
tal non-qualified pension plans is the participant's base salary plus awards granted under the Executive Incentive Compensation Plan, and, for years beginning with 1991, any bonus paid under any annual performance program. With respect to the individuals named in the Summary Compensation Table, covered compensation does not differ substantially (by more than 10%) from the compensation set forth under the headings 'Salary' and 'Bonus' therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest-paid years of the last ten years of employment. Messrs. Reed, Chia, Collins, Rhodes, Ruding and Steffen will be credited with approximately 35, 30, 35, 35, 22 and 24 years of service, respectively, upon normal retirement at age 65. Mr. Ruding and Mr. Steffen were credited with ten years of service at the beginning of their employment.
- --------------------------------------------------------------------------------

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors reviews and approves compensation levels for Citicorp's executive officers and oversees and administers the corporation's executive compensation programs. The Personnel Committee recommends, and the Board of Directors determines based on such recommendations, compensation for the Chairman. Compensation levels for the other executive officers of Citicorp are determined by the Personal Committee based on the recommendations of the Chairman. All members of the Personnel Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees.

     Citicorp's executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for Citicorp's short-and long-term profitability, growth and return to shareholders. Compensation for Citicorp executive officers consists of:

       salary;

       an annual cash incentive award; and

       long-term incentive awards, typically in the form of stock options or restricted stock.

Executive officers also participate in a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees generally.

     Target pay levels for each executive are set annually. These targets are based on the level of responsibility, job description and job complexity and on the results of an annual report prepared by an independent compensation consulting firm (and, with respect to the top five named executives, in accordance with the plan described in the next paragraph). This report (which gathered information on 1993 compensation) surveys the compensation levels of executive officers at a group of nineteen companies composed of a set of competing banks and financial service companies and, in order to provide broader perspective, a number of market-dominant global enterprises. The nineteen companies, all of which were included in last year's Board of Directors' Index (which is described in the next section of this Proxy Statement), are considered by the Personnel Committee to be similar to Citicorp in complexity and, therefore, constitute a relevant competitive frame for purposes of compensation decisions. Total compensation (including salary, annual cash incentive awards and long-term incentive awards) is targeted to vary between the 50th and 75th percentile of this competitive frame depending on results, with compensation generally at the 75th percentile when Citicorp has strong performance, measured against its plan, historical results and the performance of peer companies. However, in line with the corporation's pay for performance orientation, total compensation levels may exceed the 75th percentile when results are exceptionally strong.

     Annual cash incentive awards to the Chairman and the next four most highly paid executives (referred to as 'covered employees' under Section 162(m) of the Internal Revenue Code (the 'Code')) were granted under the Citicorp 1994 Annual Incentive Plan (AIP) which was approved by stockholders at the 1994 Annual Meeting and became effective January 1, 1994. Consistent with the Code requirements to preserve Citicorp's deductibility of these awards, the AIP specifies that the maximum amount payable for any year to the top five named executive officers will be limited to 0.5% of Citicorp's annual net income (before extraordinary items and the cumulative effect of accounting changes), plus the amount (not to exceed $3,000,000) that was available to pay awards under the AIP for prior years but was not so paid. Further, under the AIP the Personnel Committee is required to set annually the maximum awards payable to each named executive officer. The maximums are expressed as a percentage of the total amount available in a given year, with the AIP specifying that the maximum any participating executive may receive is 35% of the fund. For 1994, maximum awards were set at 35% and 16% of the fund for the Chairman and the next four participating executives, respectively. For 1994, the next four participating executives were Messrs. Chia, Rhodes, Ruding and Steffen. As the Code only allows the Personnel Committee the discretion to reduce the awards granted under this plan from these maximum targets, the targets are set well above the 75th percentile to ensure that, consistent with the corporation's compensation philosophy, when performance warrants the Personnel Committee has the ability to appropriately reward participating executives.

     Salary levels are reviewed annually, and increases are given when warranted by individual performance and when salary levels are low as compared to the competitive frame companies described above. The Personnel Committee also uses stock options and restricted stock to reward senior management and to link them to the long-term results and stockholder interests of Citicorp. The levels of option grants are primarily determined by allotting to all executive officers as a group a portion of the annual option grants available under the limits set forth in Citicorp's 1988 Stock Incentive Plan, and by allocating that portion among the executive officers based on their levels of responsibility. In addition, each executive's individual performance and contribution to Citicorp's future positioning is also factored into the determination of the size of his or her option grant. Previous grants of stock options and restricted stock are reviewed but are not considered the most important factor in determining the size of any executive's stock option or restricted stock award in a particular year.

     The determination of salary increases, annual cash incentive awards and long-term incentive awards is first based on the performance of Citicorp (and, in the case of executives responsible for a particular business, that business's results), then on the contribution of each individual. Although the components of compensation (salary, annual cash incentive awards and long-term incentive awards) are reviewed separately, compensation decisions are made based on a review of total compensation. For purposes of evaluating total compensation, option grants are valued under a mathematical model, although the Personnel Committee believes that there is no truly satisfactory method for determining the value of option grants.

     For each year since 1973, the Chairman and senior management have provided the Personnel Committee and the Board a written Corporate Performance Summary detailing in a textured and comprehensive way the annual results of Citicorp and each of its principal businesses. The report starts with an overview; outlines the financial results (revenue, expense, margin, credit, taxes) versus plan and previous years; addresses capital, reserves and funding; reviews the portfolio of non-performing assets; discusses management, organizational, and compliance issues; and compares Citicorp's results (from the perspectives of stockholder return, market value to book value and return on equity) with peer financial as well as global enterprises on a one-year and five-year basis. The companies against which results are compared are substantially the same as the competitive frame companies used by the Personnel Committee to determine market compensation levels.

     In determining the level of the annual cash incentive awards to be paid to senior executives for 1994 results, the Personnel Committee reviewed the Corporate Performance Summary, evaluated 1994 performance versus plan, the previous year, and in the context of Citicorp's 1991-95 turnaround effort. The 1995 goals of this effort, which were stated in last year's Proxy Statement and past Annual Reports, include achievement of a 16% to 18% return on total equity, over $2.5 billion in net income, a market value/book value ratio of 2:1 for Citicorp common stock, satisfactory asset quality and an effective control environment.

     Based on an evaluation of the above, it was the Personnel Committee's view that Citicorp's 1994 results (as reflected in the Corporate Performance Summary), represented, by any standard, strong, absolute and competitive performance. The Committee noted the following factors in support of its conclusion:

       A 52% increase in net income (up $1.1 billion to $3.4 billion for 1994) over 1993's record level, with outstanding improvement in operating earnings ($2.6 billion, up 37% over 1993's all-time high) and continued strong margin performance ($7.4 billion).

       Significant strengthening of the balance sheet, with total capital ($26.1 billion) and Tier 1 capital ($16.9 billion, 7.8%) growth well ahead of plan.

       Marked improvement in credit performance (Credit costs were $1.2 billion less than last year).

       Return on total equity of 21.8% (before accounting change), markedly surpassing the announced long-term goal of 16% to 18%.

       Continued  strong total return to Citicorp common stockholders (13.4% for
       1994), particularly relative to the financial industry and the S&P 500 index.

       Continued better than plan performance within the context of the 1991-95 effort.

The Committee determined that overall 1994 corporate performance was not only significantly better than planned, but was achieved despite rising interest rates and challenging and volatile market conditions. Accordingly, it granted the executive officers (below the top five named executive officers) annual incentive awards which, when combined with salary and long-term incentive awards, exceeded targeted levels. The Committee also granted annual incentive awards to the top five named executive officers other than the Chairman which the Committee deemed appropriate in view of corporate performance and the compensation levels at the competitive frame companies; each award was below the maximum award available under the AIP. Total 1994 compensation (including salary, annual cash incentive awards and January 1995 long-term incentive awards) for executive officers as a group (including the Chairman and next four named executive officers) was, on average, above the 75th percentile of the competitive frame.

     In January 1995, the Personnel Committee granted stock options to executive officers based on both the corporation's and their individual performance in 1994. In determining the size of each executive's grant, the Committee assessed corporate and individual performance according to the same standards used to determine their annual incentive awards. Effective with this grant, the vesting period for these ten-year options was modified, with 50% of the grant not becoming exercisable until three years from the date of grant and the remaining 50% vesting becoming exercisable four years from the grant date. This change was made by the Personnel Committee to strengthen further the alignment of executives' interests with those of the corporation's stockholders and to emphasize the importance of enhancing the corporation's future competitive positioning. In addition to these grants, certain select executive officers (but no named executive officers) received special restricted stock grants in January 1995 in recognition of their individual contributions and potential future impact on the corporation's attainment of its long-term goals.

     Based on its assessment of the Chairman's performance and significant contribution to overseeing Citicorp's return to corporate strength, and a review of the competitive frame market data, the Personnel Committee increased Mr. Reed's salary in March 1994 to $1,300,000 on an annualized basis. Prior to this adjustment, Mr. Reed's salary level had remained unchanged since March 1990. As discussed earlier in this report, under the AIP the maximum annual incentive award payable to the Chairman for 1994 was set at 35% of the funding generated by the plan's formula. Based on Citicorp's 1994 results, this equated to a maximum award of $5.98 million. In determining the Chairman's annual incentive award, the Personnel Committee focused on Citicorp's 1994-95 achievements versus its operating plan and the 1991-95 effort described above, the business context in which those results were achieved, other corporate performance issues considered in assessing senior executive pay levels generally, and the compensation levels at the competitive frame companies. Based on its evaluation, the Personnel Committee recommended, and the Board of Directors approved, an annual cash incentive award for Mr. Reed of $3,000,000. In January 1995, Mr. Reed was awarded ten-year options covering 250,000 shares; the terms and conditions of this grant being consistent with the grants to all other executive officers discussed above.

     In accordance  with changes  made  in 1993  to  the Internal  Revenue  Code relating to the disallowance of deduction for remuneration in excess of $1,000,000 to certain executive officers, through adoption of the AIP (discussed earlier in this report) the corporation has secured the continued deductibility of annual incentive awards paid to these named executive officers. Under the Code, any compensation expense relating to options granted under the corporation's stock option plans is also deductible. Amounts paid as salary to Mr. Reed in excess of the $1,000,000 cap, however, will not be deductible.

By the Personnel Committee

Frank A. Shrontz, Chairman                                  Franklin A. Thomas
Kenneth T. Derr                                             Edgar S. Woolard, Jr.
H.J. Haynes

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CITICORP,
                   THE S&P 500, THE BOARD OF DIRECTORS' INDEX
                 AND THE KEEFE, BRUYETTE & WOODS 50 BANK INDEX

                            [PERFORMANCE GRAPH]


                         1989             1990             1991             1992             1993             1994
Citicorp                 $100             $ 48             $ 41             $ 89             $147             $167
S&P 500                   100               97              126              136              149              151
BoD Index                 100              108              136              141              155              157
KBW 50                    100               72              114              145              153              145

(1) The Board of Directors' Index consists of the following 19 market-dominant global enterprises and financial services companies similar to Citicorp in complexity: General Motors Corporation, Exxon Corporation, International Business Machines Corporation, General Electric Company, Philip Morris Companies Inc., Procter & Gamble Company, Eastman Kodak Company, PepsiCo Inc., Johnson & Johnson, Chemical Banking Corporation, BankAmerica
    Corporation, J. P. Morgan & Co. Incorporated, Bankers Trust New York Corporation, Banc One Corp., Dean Witter Discover & Co., NationsBank Corp., Travelers Inc., American Express Company and Merrill Lynch & Co. Inc.

(2) The Keefe, Bruyette & Woods 50 Bank Index is designed to measure the stock price performance of the nation's largest banks.

- --------------------------------------------------------------------------------

II. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board believes it appropriate to submit for action by the stockholders its selection of KPMG Peat Marwick LLP ('KPMG'), certified public accountants, as auditors of Citicorp for the year 1995. The appointment of this firm was recommended to the Board by its Audit Committee, composed of directors who are not officers or employees of Citicorp or Citibank, N.A., who reviewed the professional competence of the firm and its audit program. As independent auditors of Citicorp in 1995, KPMG would also audit Citibank, N.A. KPMG has served as the independent auditor for Citibank, N.A. since 1964 and for Citicorp since it commenced operations in 1968. For reasons of effectiveness and economy, it has been Citicorp's practice to require the KPMG partner in charge of Citicorp's assignment to be rotated from time to time, rather than changing accounting firms at intervals.

     The firm provides various audit services to Citicorp and its subsidiaries on a worldwide basis. Fees for such audit services during 1994 amounted to approximately $18,200,000.

     Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters.

     Adoption of this proposal requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
- --------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS

     Management  has determined that each of the following stockholder proposals
should  be  opposed.  Adoption  of   each  stockholder  proposal  requires   the
affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.
- --------------------------------------------------------------------------------

III. STOCKHOLDER PROPOSAL

     John J. Gilbert, 29 East 64th Street, New York, NY 10021, who holds 200 shares of common stock, and representing an additional family interest of 400 shares, and Margaret R. and/or John J. Gilbert, co-trustees U/W of Lewis D. Gilbert, who hold 200 shares, have advised Citicorp that it is their intention to present the following resolution for consideration and action by stockholders at the 1995 Annual Meeting:

     RESOLVED, that the stockholders of Citicorp, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     REASONS: Continued very strong support along the lines we suggest were shown at the last annual meeting when 30.8%, an increase over the previous year, owners of

77,144,046 shares, were cast in favor of this proposal. The vote against included 5,231 unmarked proxies.

     A law enacted in California provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the board of public companies.

     We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be to have cumulative voting and ending stagger systems of electing directors, in our opinion.

     When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

     Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system Ingersoll-Rand, which has cumulative voting, won two awards. In Fortune magazine it was ranked second in its industry as 'America's Most Admired Corporations' and the Wall Street Transcript noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 they raised their dividend. We believe that Citicorp should follow these examples.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

MANAGEMENT'S COMMENT

     Beginning with the 1974 Annual Meeting, this proposal has been rejected thirteen times by Citicorp's stockholders.

     Under Citicorp's present method of democratic elections, our directors exercise free judgment and their loyalty to all stockholders is clear. Cumulative voting, however, would enable a small faction of stockholders to band together and pool their voting power in order to elect one or more candidates who will advocate the faction's special viewpoints, even if those viewpoints diverge from the interests of all other stockholders. Consequently, directors elected as a result of cumulative voting, beholden to those who elected them, could inject an adversarial element to the Board's deliberative process. Indeed, partisan advocacy, rather than constructive, objective analysis, could prevail in our boardroom, hampering the Board's ability to make sound and timely decisions beneficial to all stockholders.

     Citicorp firmly believes that the selection of directors should be predicated on their ability and willingness to serve all the stockholders of Citicorp. In our opinion, therefore, a vote against cumulative voting is in the best interests of Citicorp and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

IV. STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, who is the owner of 200 shares of Citicorp common stock, has advised Citicorp that it is her intention to present the following resolution for consideration and action by stockholders at the 1995 Annual
Meeting:

     RESOLVED, that the stockholders of Citicorp recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

     REASONS, the President of the U.S.A. has a term limit, so do Governors of many states.

     Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

     No director should be able to feel that his or her directorship is until retirement.

     Last year the owners of 10,420,451 shares, representing approximately 4.2% of shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S COMMENT

     Implementation of this proposal would be detrimental to Citicorp in two key respects. First, since the proposal would arbitrarily disqualify those directors who had served for six years, Citicorp stockholders would be denied the opportunity to evaluate and vote for or against those directors on the basis of merit. Second, Citicorp management's effectiveness would be undermined rather than enhanced because Citicorp would be deprived of sophisticated, insightful and experienced directors for no compelling reason. Indeed, experience as a member of the Board is a particularly valuable asset for a Citicorp director because of the complexities associated with formulating policies and strategies for Citicorp's global franchise within the regulatory framework in which the corporation operates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

V. STOCKHOLDER PROPOSAL

     Sister  Kathleen  Gilbride,  Corporate Responsibility  Coordinator  for the
Sisters of Charity of Saint Vincent de Paul Pension Trust, Sisters of Charity Center, Mount St. Vincent-on-Hudson, Bronx, NY 10471, owners of 100 shares of Citicorp common stock; Sister Laurie Michalowski, SSSF for Fr. Michael J. Hoolahan, C.P. for the Passionist Community-Congregation of the Passion Holy Cross Province, 5700 N. Harlem Avenue, Chicago, IL 60631, owners of 4,300 shares and for School Sisters of St. Francis-US Province, 4127 N. Central Park, Chicago, IL 60618, owners of 20 shares; Sister Barbara Aires, SC, Coordinator of Corporate Responsibility, Congregation of the Sisters of Charity of the Incarnate Word-The Incarnate Word Charitable Trust, P.O. Box 230969, 6510 Lawndale, Houston, TX 77223, owners of 15,000 shares; Michael Kelly, Manager, Corporate Cash and Investments, Sisters of Charity of the Incarnate Word Operating Funds, 2600 North Loop West, Houston, TX 77092, owners of 31,000 shares; Seamus Finn, O.M.I., Corporate Social Responsibility, Missionary Oblates of Mary Immaculate of Texas, 7711 Madonna Drive, San Antonio, TX 78216, owners of 8,400 shares; Barbara Glendon, OSU, Social Responsibility Coordinator, Sister of Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY 10011, owners of 100 shares; Rev. Joseph P. La Mar, MM, Assistant Treasurer, Corporate Social Responsibility, Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, NY 10545, owners of 200 shares; and Susan Jordan, SSND, Social Responsibility Agent for the Board of Directors, School Sisters of Notre Dame, Cooperative Investment Fund, 3753 West Pine Blvd., St. Louis, MO 63108, owners of 93 shares, have advised Citicorp that it is their intention to present the following resolution for consideration and action by the stockholders at the 1995 Annual Meeting:

     WHEREAS, the developing world owes over $1.3 trillion to industrialized countries, one-third of this debt is owed to U.S. commercial banks and the U.S. government. In 1990, debt service resulted in a net transfer of approximately $60 billion from the South to the North, according to the World Bank. This enormous financial drain has had an adverse effect on the debtor countries' poorest sectors, which in many cases never benefited from loans and certainly did not incur them;

     Michel Camdessus, the IMF's former Managing Director, said: 'Too often in recent years it is the poorest segments of the population that have carried the heaviest burden of economic adjustment.' UNICEF noted that for one-sixth of humanity 'the march of human progress has become a retreat . . . it is the children who are bearing the heaviest burden of debt and recession in the 1990's';

     Latin American countries owe U.S. commercial banks more than half a trillion dollars. One of five Latin Americans lives in poverty, one of every three consumes fewer calories than the level recommended by the World Health Organization. One out of every 20 of the region's children dies before the age of one;

     In industrializing countries like Mexico, Argentina and the Philippines, we believe that loans were largely absorbed not by projects which foster widespread social development but by (1) large projects which did little to reduce poverty, resulting in (2) burdensome interest payments on past loans, and permitting (3) capital flight, and (4) military spending;

     For example, Brazil used foreign loans to finance three dysfunctional nuclear power plants which cost billions of dollars and produce no electricity;

     We believe more responsible lending criteria will reduce the bank's future risks and losses by taking into full account the potential loans' social, economic, political, and ecological impact on the people and environment of less economically developed countries;

     We believe the bank's long-term interest mandates lending, restructuring and write-off criteria, which support debtor nations' human rights, economic and political democracy, environmental protection and sustainable growth;

     RESOLVED, that the shareholders request that Citicorp take the following measures to protect itself, its shareholders, the financial community and the people of developing countries from unsustainable exposure in those countries by establishing and disclosing to shareholders human rights, social, political, and ecological criteria for:

          1. Extending loans to or promoting other bank products in developing countries, and

          2. Writing off existing loans which place an intolerable burden on the population.

     SUPPORTING STATEMENT: We believe it is important to protect the people of the developing countries from past loan practices which have at times jeopardized their economies and ecologies and even the very survival of the poor. Responsible lending practices which promote a more viable global economy are also needed to protect our corporation and its shareholders, as well as U.S. jobs and overseas markets.

MANAGEMENT'S COMMENT

     Citicorp's position on this issue is unchanged since last year, when over 93% of the shares voting supported the Board of Directors' position and voted against the proposal.

     Since 1982, Citicorp has devoted substantial resources to managing the Third World debt problem. During this period, Citicorp has played a leading role in the banking industry's collective effort to restructure, reschedule and refinance the commercial bank debt of affected debtor countries.

     Management believes that Citicorp's comprehensive involvement in and long-term commitment to the developing world has provided Citicorp with a unique understanding and sensitivity to the concerns expressed in the proposal. Indeed, Citicorp is one of the few major international banks to have continued and expanded its business interests in developing countries.

     The proposal, however, requests Citicorp to disclose the criteria employed by its credit officers in making specific credit decisions. That would be undesirable for two reasons. First, it is likely that confidential customer information would be divulged. Second, management's independent decision-making function of attributing greater weight to certain factors at the expense of others would be undermined.

     In cooperation with governments of many borrower countries, creditor banks have found other ways to ease the debt burden over the years through the lengthening of loan payback periods, the exchange of debt into collateralized bonds at a discount, the lowering of interest payments and the provision of debt-for-equity swaps. A number of countries have resolved their external-debt problems through negotiations with creditors, and others are doing so. These approaches, together with other sound business and government policies, can help to bring about real growth in a country's economy, and thereby offer the chance of lasting prosperity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

- --------------------------------------------------------------------------------

VI. STOCKHOLDER PROPOSAL

     Richard A. Dee, 115 East 89th Street, New York, NY 10128, who holds 144 shares of Citicorp common stock, has advised Citicorp that it is his intention to present the following resolution for consideration and action by the stockholders at the 1995 Annual Meeting:

     STOCKHOLDERS OF PUBLICLY-OWNED CORPORATIONS DO NOT 'ELECT' DIRECTORS. Directors are selected by incumbent directors and managements -- stockholders merely 'ratify' or approve those selections much as they ratify selections of auditors.

     The term 'Election of Directors' has been misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is not only inappropriate -- it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.

     Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the 'ELECTIVE PROCESS RIGHTS' of stockholders are being ignored.

     Approval of this Corporate Governance proposal will provide Citicorp stockholders with a choice of director candidates each year and an opportunity to vote for those whose qualifications and stated intentions they favor. Its approval will provide stockholders with 'duly' elected representatives.

     Public officials are duly elected -- and are held accountable. Continuing in office depends upon satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors. Far too many directors divide their time between many masters. Perhaps the 'pool' from which directors are selected should be expanded to include many younger highly-qualified business executives and more individuals with other backgrounds that fit them well to represent stockholders.

     As long as incumbents are allowed to select and to propose only the number of so-called candidates as there are directorships to be filled, and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors, no practical means will exist for stockholders to bring about director turnover -- until this or a similar proposal is approved. Turnover is desirable because it reduces the possibility of inbreeding and provides sources for new ideas and new approaches to problems.

     IT IS HEREBY PROPOSED THAT THE BOARD OF DIRECTORS, AT ITS NEXT REGULAR MEETING, ADOPT A RESOLUTION REQUIRING THE COMMITTEE ON DIRECTORS TO NOMINATE TWO CANDIDATES FOR EACH DIRECTORSHIP TO BE FILLED BY THE VOTING OF STOCKHOLDERS AT ANNUAL MEETINGS. IN ADDITION TO CUSTOMARY PERSONAL BACKGROUND INFORMATION, PROXY STATEMENTS SHALL INCLUDE A STATEMENT BY EACH CANDIDATE AS TO WHY HE OR SHE BELIEVES THEY SHOULD BE ELECTED.

     Although Delaware law enables all nominees to be selected by incumbents, approval of this proposal would allow stockholders to replace any or all directors if they become dissatisfied with them or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors.

     Any burden that a company may claim would be imposed upon it by having to provide a choice of able director candidates is far outweighed by the benefits that would accrue to its stockholders from a democratically-elected board -- a board composed of representatives willing to have their respective qualifications reviewed and weighed carefully by those whose interests they are to serve.

     Please vote FOR this proposal.

MANAGEMENT'S COMMENT

     In Citicorp management's opinion, the proposal is clearly not in the best interest of the corporation. The Citicorp Board's Committee on Directors carefully considers nominees for directorships among a select group of individuals who are both professionally qualified and legally eligible to serve as directors of a U.S. bank holding company. Based on its judgment as to which of those candidates will best serve the interests of stockholders, the Committee makes its recommendations to the Board. Therefore, in calling for the Committee to nominate each year twice as many candidates as there are directorships to be filled, the proposal imposes an unreasonable burden on the Committee and diminishes the value of the Committee's recommendations without justification.

     Citicorp's directors are indeed accountable to stockholders in two significant ways. First, directors are legally accountable to their constituents by virtue of their fiduciary responsibilities to all stockholders. Second, stockholders who are dissatisfied with management performance may seek recourse by simply exercising their legal authority to withhold their votes for one or more nominees. Indeed, given these dual sources of accountability, the proposal's assertions grossly misrepresent the serious manner in which members of Citicorp's Board select nominees for directorships and fulfill their fiduciary obligations to stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

OTHER MATTERS

     The cost of solicitation of proxies will be borne by Citicorp. Proxies may be solicited by mail, personal interview, telephone or telegraph. Directors, officers and regular employees of Citicorp may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred.
Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $20,000 plus out-of-pocket expenses.

     As of the date of this Proxy Statement, Citicorp does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

     Only holders of common stock of record at the close of business (5:00 P.M., New York City time) on February 17, 1995, will be entitled to notice of and to vote at the meeting.

Stockholders are urged to sign the enclosed proxy card, solicited on behalf of Citicorp's Board of Directors, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted (i) for the election of directors, (ii) for the approval of the selection of independent auditors and (iii) against the stockholders' proposals. On any of these matters, abstentions and broker non-votes are not considered votes cast.

     Copies of Citicorp's Annual Report and Form 10-K for the year ended December 31, 1994 may be obtained without charge by writing to Corporate Affairs Distribution, Citicorp, 850 Third Avenue, 13th Floor, New York, NY 10043,
Attention: Jeffrey Barnard, or by telephone request to (212) 559-0233.

     Stockholders may receive a report on all proposals at the 1995 Annual Meeting without charge by writing to the Office of the Assistant Secretary, Citicorp, 399 Park Avenue, New York, NY 10043.
- --------------------------------------------------------------------------------

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN CITICORP'S 1996 PROXY STATEMENT

     In accordance with Rule 14a-8 of the SEC under the Exchange Act, Citicorp will accept proposals of stockholders for possible inclusion in Citicorp's 1996 Proxy Statement through the close of business on November 1, 1995.

By order of the Board of Directors,

/s/ CHARLES E. LONG

CHARLES E. LONG
Executive Vice President and Secretary

                                ['RECYCLED' LOGO]

                           Printed on recycled paper.

                                  APPENDIX
                                 PROXY CARD
1995 PROXY                                                       CITICORP [LOGO]
- --------------------------------------------------------------------------------

PROPOSALS OF THE BOARD OF DIRECTORS
THE DIRECTORS RECOMMEND A VOTE FOR

I. Election of Directors*
FOR    WITHHOLD**    ABSTAIN
[ ]      [ ]          [ ]

II. Independent Auditors
FOR    AGAINST       ABSTAIN
[ ]      [ ]          [ ]

        STOCKHOLDER PROPOSALS
THE DIRECTORS RECOMMEND A VOTE AGAINST

III. Cumulative Voting
FOR    AGAINST      ABSTAIN
[ ]      [ ]          [ ]

IV. Limit terms of directors to six years
FOR    AGAINST      ABSTAIN
[ ]      [ ]          [ ]

V. Establish and disclose to stockholders the social,
political, ecological, and human rights criteria for
extending loans, promoting bank products, and
writing off loans in less developed countries.
FOR    AGAINST      ABSTAIN
[ ]      [ ]          [ ]

VI. Committee on Directors should nominate two
candidates for each directorship to be filled by the
voting stockholders at annual meetings thereby
providing a choice of director candidates
FOR    AGAINST      ABSTAIN
[ ]      [ ]          [ ]

* TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL SEE
INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD.

**TO WITHHOLD AUTHORITY FOR ALL NOMINEES.

[ ]CHECK BOX TO ELIMINATE SENDING FUTURE ANNUAL REPORTS FOR
THIS ACCOUNT. SECURITIES AND EXCHANGE COMMISSION
RULES REQUIRE THAT AT LEAST ONE ACCOUNT CONTINUE TO
RECEIVE THE ANNUAL REPORT.

Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors, "FOR" the proposal on Independent Auditors, and "AGAINST" the stockholder proposals.

         THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS
- --------------------------------------------------------------
PLEASE SIGN HERE exactly as your name(s) appear(s) to the left

- --------------------------------------------------------------

- --------------------------------------------------------------
Dated
- --------------------------------------------------------------
When signing as attorney, executor, administrator, trustee or guardian, please give full title.

(DETACH HERE)

SPACE IN OUR AUDITORIUM IS LIMITED

Registered stockholders may be asked for identification. If you are a beneficial owner of Citicorp stock held by a bank, broker, or investment plan ('in street name'), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from the broker or bank are examples of proof of ownership.

1995 PROXY                                                       CITICORP [LOGO]
- --------------------------------------------------------------------------------
INSTRUCTIONS--To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

D.W. Calloway
C.H. Chandler
P.Y. Chia
P.J. Collins
K.T. Derr
H.J. Haynes
J.S. Reed
W.R. Rhodes
R.L. Ridgway
H.O. Ruding
R.B. Shapiro
F.A. Shrontz
M.H. Simonsen
R.B. Smith
C.J. Steffen
F.A. Thomas
E.S. Woolard, Jr.

Stock is NOT to be voted for the following nominee(s) for director:

- --------------------------------------------------------------

- --------------------------------------------------------------

- --------------------------------------------------------------

Annual Meeting of Stockholders--April 18, 1995, 9:00 A.M. (New York City
Time), 399 Park Avenue, New York NY

The undersigned appoints P.J. Collins, J.S. Reed, and W.R. Rhodes, or any of them, proxies, each having power to substitute another person, to vote all the stock of Citicorp held of record by the undersigned on February 17, 1995 at the Annual Meeting of Stockholders of Citicorp, to be held on April
18, 1995 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) on the other matters set forth in the Proxy Statement. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

- ------------------------------------------------------------------------
PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED. UNLESS YOU OTHERWISE INDICATE, THIS PROXY WILL BE VOTED "FOR"
THE ELECTION OF DIRECTORS, "FOR" THE PROPOSAL ON INDEPENDENT
AUDITORS, AND "AGAINST" THE STOCKHOLDER PROPOSALS.
- ------------------------------------------------------------------------

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend. We thank you for your interest.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

(DETACH HERE)